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                          	 Diamond Hill
                                 ------------
                                 Investments


FOR IMMEDIATE RELEASE:
					Investor Contact:
					James F. Laird-Chief Financial Officer
					614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS RESULTS FOR THIRD QUARTER 2008

	Columbus, Ohio - November 7, 2008 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended September 30, 2008. Assets under management ended the quarter at $5.5 billion an increase of 25% compared to $4.4 billion at the end of the third quarter of 2007. Revenue of $13.3 million for the quarter increased by 25% compared to the third quarter of 2007. Operating Income increased to $4.2 million for the quarter, a 19% increase from the third quarter of 2007. Net income for the quarter was $1.2 million or $0.50 per share compared to net income of $2.65 million or $1.14 per share during the same period in 2007.

Ric Dillon, president and chief investment officer stated, "Our primary business objective is to produce excellent long-term investment returns for our clients. 2008 has been an extremely difficult year with significant negative returns in virtually all markets. We remain committed to our clients and our investment philosophy, the cornerstone of both is a long-term focus." Jim Laird, chief financial officer, stated, "New client investments in the first nine months of 2008 were $1.954 billion, compared to $571 million for the same period in 2007. Consistent with market conditions and industry trends, Diamond Hill experienced $110 million in net redemptions during October with assets under management ending the month at $4.7 billion."

					   Three months ended September 30,
					    2008	   2007		Change
Revenue					$13,347,900	$10,701,341	  25%
Performance incentive fees		          - 	      1,520    	 n.m.
    Net operating income		  4,221,993	  3,533,490	  19%
    Net operating margin		    32%	     	    33%
Investment return		      	(2,319,263)	    534,594	 n.m.
Pre-tax income 		  		  1,902,730	  4,068,084	 (53%)
Net income 				 $1,224,391	 $2,648,293	 (54%)
Earnings per share - diluted		   $0.50	   $1.14	 (56%)
Weighted Average Diluted Shares		  2,444,340	  2,322,281	   5%
Assets under management		       $5.5 billion    $4.4 billion	  25%

			                   Nine months ended September 30,
					    2008	    2007	Change
Revenue					 $36,646,835	 $30,424,924	  20%
Performance incentive fees		     378,881 	       5,817	 n.m.
    Net operating income		 $11,803,191	 $10,042,315	  18%
    Net operating margin		     32%	     33%
Investment return		         (4,025,376)	     733,720	 n.m.
Pre-tax income 		  		   7,777,815	  10,776,035 	 (28%)
Net income 				  $4,989,453	  $7,056,302	 (29%)
Earnings per share - diluted		    $2.08	    $3.13	 (34%)


Beacon Hill Fund Services - Through the first nine months of 2008 Beacon Hill generated a pre-tax loss of $1 million on $48 thousand in revenue as it substantially completed its infrastructure. Beacon Hill has been actively marketing its services and has commitments from several clients to commence services at various starting dates from the fourth quarter of 2008 throughout 2009. The company continues to believe that Beacon Hill will achieve a run rate breakeven by the end of 2009.

Income Taxes - The exercise of options and warrants in 2007 and 2008 resulted in a cumulative federal tax deduction of $25.5 million and a corresponding tax benefit of $8.7 million. In accordance with generally accepted accounting principles this tax benefit is not reflected in earnings.


About Diamond Hill:
Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build capital. The firm currently manages mutual funds, separate accounts and private investment funds. For more information on Diamond Hill, visit www.diamond-hill.com.



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            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363